Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Flexible Investment Income Fund

811-22820

A special meeting of shareholders was held in the offices of Nuveen Investments on August 5, 2014 for the above-referenced fund. The meeting was subsequently adjourned to
August 15, 2014 and again to September 19, 2014.   At this
meeting the shareholders were asked to vote to approve a new investment management agreement, to approve a new sub-advisory agreement and to elect Board Members.


The results of the shareholder votes
are as follows:

<c> Common shares

To approve a new investment
management agreement
between the Fund and Nuveen
Fund Advisors, LLC.


   For
           1,467,026
   Against
                64,489
   Abstain
                72,042
   Broker Non-Votes
              500,540
      Total
           2,104,097


To approve a new sub-advisory
agreement between Nuveen
Fund Advisors and NWQ
Investment Management
Company, LLC.


   For
           1,453,796
   Against
                75,463
   Abstain
                74,298
   Broker Non-Votes
              500,540
      Total
           2,104,097


Proxy materials are herein incorporated by reference to the SEC filing under Conformed Submission Type DEF 14A, accession number 0001193125-14-236554, on June 16, 2014.